Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectuses and statement of additional information of Government Portfolio, Money Market Portfolio, Prime Money Market Portfolio, Tax-Exempt Portfolio, Treasury Only Portfolio and Treasury Portfolio of Colchester Street Trust filed as part of this Post-Effective Amendment No. 47 to the Registration Statement (File Nos. 002-74808 and 811-03320) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A (File Nos. 002-74808 and 811-03320).

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

May 27, 2004

KM/jb